                                                                   Exhibit 10.16

                              MASTER OEM AGREEMENT
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      This master OEM Agreement is made the 25 day of February, 1997 (the "Effective Date"), between IPL Systems, Inc. (hereinafter referred to as "IPL"), a Massachusetts corporation with its principal place of business as 124 Acton Street, Maynard, MA 01754 and Andataco, a qualified OEM (defined below), having its principal place of business at 10140 Mesa Rim Road, San Diego, California 92121 (hereinafter referred to as "Andataco.")

      I. IPL and Andataco desire to enter into an Agreement for the purchase, resale, and service of IPL Products and Spares (defined below); and,

      II. Andataco agrees to act as an OEM "Reseller" for such Products and Spares and agrees to sell such Products and Spares pursuant to the terms and conditions contained herein.

NOW, THEREFORE, the parties agree as follows:

Section 1. Definitions.
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      For the purpose of this Agreement, the following definitions shall apply;

      1.1 "AGREEMENT" shall mean the terms and conditions specified herein, the Exhibits attached hereto, and all other documents incorporated by reference in this Agreement.

      1.2 "AREA" shall mean the geographical locations where Andataco has authority to market the Products which shall mean the entire world with the exception of Europe. For this purpose "Europe" shall mean the countries of the European Union and of the European Free Trade Association.

      1.3 "DATE OF SHIPMENT" shall mean the date the Products are delivered to a common carrier at IPL facilities.

      1.4 "DROP SHIPMENT" shall mean the shipment by IPL of Products directly to the End User, at the request of Andataco.

      1.5 "EFFECTIVE DATE" shall mean the date first written above.

      1.6 "END USER" shall mean the ultimate consumer of the Products.

      1.7 "PRODUCTS" shall mean the IPL computer hardware and software products described in Exhibit A attached hereto. IPL may, upon written notice to Andataco, add or delete Products on Exhibit A from time to time during the term of this Agreement.

      1.8. "PROPRIETARY INFORMATION" shall mean data, documentation or other information provided by either party to the other which is proprietary and confidential to IPL.

      1.9. "PURCHASE ORDER" shall mean an order for Products placed by Andataco pursuant to the terms and conditions of this Agreement.

      1.10. "SPARES" shall mean spare parts for the Products, as listed on Exhibit A.

      1.11. "OEM" shall mean a designated Storage Authorized Reseller who has executed a valid OEM Agreement.

      1.12. "TERM" shall have the meaning set forth in Section 12.

Section 2.     Designation as IPL "OEM".
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      2.1. IPL hereby appoints Andataco as an authorized non-exclusive OEM of IPL Products and Spares in the Area. Andataco agrees that IPL may in its sole discretion (i) designate additional OEMS or resellers of the Products in the Area and (ii) market IPL Products through its own direct sales force in the Area.

Section 3.     Product Pricing And Discount.
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      3.1. The IPL Products and Spares available for purchase are specified in the IPL Product List as set forth in Exhibit A attached hereto. The suggested End User list prices for IPL Products and Spares in effect as of the Effective Date of this Agreement are set forth in Exhibit A attached hereto and may be amended by IPL from time to time upon thirty (30) days written notice to Andataco.

      3.2. Andataco shall be entitled to purchase Products and Spares at the discounts from IPL's standard End User list price based upon achieving the relevant Revenue Commitment levels, as set forth in Exhibit B attached hereto. IPL reserves the right to modify its discounts contained in Exhibit B attached hereto, from time to time upon thirty (30) days written notice to Andataco.

Section 4.     Shipment.
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      4.1. Andataco shall be solely responsible for any and all costs of shipment and storage of the Products from IPL's production facilities in the United States. Shipments shall be made to Andataco's principal office unless otherwise specified. Unless otherwise agreed, IPL shall select the mode of shipment and the carrier.

      4.2. In addition, Andataco may request that IPL make Drop Shipments of large orders directly to the End User. This shall be considered on a case by case basis and shall be at the sole discretion of IPL.

      4.3. In the event that Drop Shipment has been requested, Andataco shall provide a valid Sales Tax Exemption Certificate for each state where Andataco has requested that IPL ship its Products to. In the event that such Certificate is not provided, Andataco shall either (i) accept IPL shipment terms and conditions and be liable for applicable taxes for each shipment or (ii) hold the order for pick up arranged by Andataco independently from IPL.

Section 5.     Title.
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      5.1. Title to the Products and risk of loss shall pass to Andataco upon delivery to a carrier, including responsibility for all transportation charges, taxes, losses and other costs incurred after delivery to the carrier by IPL. Andataco shall also indemnify and hold harmless, IPL from all risk of loss or damages occurring to the Products after delivery to a carrier. Andataco hereby undertakes to purchase insurance sufficient to comply with the foregoing.

Section 6.     Payment Terms.
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      6.1. Andataco shall receive a one and one-half percent (1.5%) discount from the purchase price for Products and Spares if it makes payment in full at the placement of the order with IPL; otherwise, payment in full shall be made by Andataco within Thirty (30) days after invoice by IPL.

      6.2. Andataco's initial credit limit shall be established by IPL. To assist IPL in establishing and updating the credit limit of Andataco, such OEM shall submit audited financial statements, including statements of operation and balance sheets, as soon as they are available following the completion of each fiscal year of Andataco. In the event the credit limit is exceeded at any time, or in the event IPL otherwise becomes insecure as to payment for Products shipped to Andataco, IPL may in its sole discretion refuse shipments to Andataco or modify such credit limit. IPL shall be under no obligation to store the Products for Andataco beyond the scheduled shipment date, if Andataco has exceeded its credit limit. All Products affected may, at IPL's option, be shipped to another party or treated as canceled, subject to certain cancellation charges specified in Section 16 herein.

      6.3. Late payments past due thirty (30) days or more may at IPL's discretion bear interest on the unpaid balance at one and one-half percent (1.5%) per month or the maximum rate allowed by law. Failure to make payments when due may, at IPL's discretion, result in delay of other shipments, and the placement of such OEM on credit hold until all past due balances are paid in full. IPL may also suspend all further IPL obligations to Andataco due to non-payment.

      6.4. In the event of late payment, IPL reserves the right to adjust payment terms to require prepayment or other payment arrangements satisfactory to IPL in all subsequent deliveries of Products.

Section 7.     Purchase Orders.
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      7.1. Andataco shall submit Purchase Orders in writing for the Products to IPL thirty (30) days prior to the required shipment date for such orders. All Purchase Orders must reference this Agreement, specify the requested shipment date, Product type, features if applicable, unit price, total price, warranty type, initial shipment destination, and quantities of Products. In the event of any conflict, the terms and conditions of this Agreement shall prevail over the terms and conditions of any Purchase Order.

      7.2. IPL shall accept or reject such Purchase Order within ten (10) business days after receipt of such Purchase Order. If IPL determines that it will be unable to meet the requested shipping dates, IPL shall, within such
(10) day period, notify Andataco thereof and the parties shall thereafter agree upon a schedule for shipment. IPL shall in any event use reasonable efforts to meet the requested shipping dates in such Purchase Orders, but shall not be liable for damages for failing to do so.

      7.3. Andataco shall have the right to cancel any Purchase Orders submitted to IPL, or change the order, any time prior to fifteen (15) days before the requested shipping date without penalty. If any Purchase Order is canceled by Andataco within fifteen (15) days of the requested date of shipment, Andataco shall be subject to the charges contained in Section 16 herein.

      7.4. Andataco shall use IPL's latest lead times when estimating delivery dates to meet its End User requirements and for requesting delivery dates for the Products on its Purchase Orders.

Section 8.     Obligations of Andataco.
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      8.1. Andataco shall use its best efforts to promote the sale and/or lease of the Products throughout the Area, including but not limited to advertising of the Products in appropriate media, informing of End Users and potential End Users regarding the Products, and counseling of End Users on the selection of the proper Products.

      8.2. Andataco shall keep an appropriate inventory of Products and Spares on hand in sufficient quantity to adequately sell and service End Users in the Area served by Andataco.

      8.3. Andataco shall not advertise outside the Area, not shall it solicit any sales from End Users outside the Area, not shall it sell or ship any Products to End Users outside the area.

      8.4. Andataco shall list the Products in its catalogs and advertise and promote the Products, in accordance with the provisions of Section 16.1 herein, and send copies of its catalogs and all advertising and sales promotion literature relating to the Products to IPL.

      8.5. Andataco shall develop appropriate sales and marketing plans for the Products, and will provide copies thereof to IPL. IPL may review and evaluate such plans for compliance with IPL's worldwide policies and procedures for the marketing of the Products, and shall have the right to acquire Andataco to modify the said plans if they unreasonably interfere with IPL's ability to market the Products.

      8.6. Andataco shall maintain a staff of sufficiently trained and qualified personnel to adequately develop and support the Area served by Andataco.

      8.7. Each month, Andataco shall provide IPL a written report (a "Forecast") of its expected Product requirements for each of the succeeding three calendar month periods, including the month of the issuance of such Forecast. Each Forecast, the form of which is set out in EXHIBIT C, shall be for planning purposes only and shall not constitute an agreement by IPL to manufacture, nor for OEM to purchase, such quantities. IPL's obligations of availability and lead times as set forth in this agreement are dependent upon the timely provision of this Forecast. Failure to timely provide this Forecast releases IPL from any obligation of the availability and lead time provisions.

Section 9.     Obligations of IPL.
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      9.1. IPL shall sell the Products and Spares to Andataco at the prices set forth in Exhibit A, as such Exhibit A may be modified from time to time hereunder, in quantities and lead times reflecting their current availability, and subject to certain discounts for which Andataco may be eligible under Exhibit B attached hereto.

      9.2. IPL shall assist Andataco in the sale and service of Products by providing (i) manuals, Product literature, and other written materials, (ii) advertising and other sales promotional support, (iii) sales and service training of OEM's personnel, as IPL in its sole judgment deems necessary to effectuate the purposes of this Agreement. IPL may charge its then current prices for items listed in (i), (ii), (iii) above.

      9.3. IPL shall keep OEM regularly informed of any changes to its published specifications and design of the Products.

Section 10.    Term.
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      10.1. The term of the Agreement shall commence on the Effective Date first above written and shall continue for a period of one (1) year thereafter unless extended or prematurely terminated in accordance with the provisions of this Agreement.

Section 11.    Limited Warranty.
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      11.1. IPL warrants to OEM that the Products purchased from IPL shall be free from defects in materials and workmanship, when given normal, proper and intended usage, for the IPL warranty period specified in Exhibit A attached hereto (the "Warranty Period"), and that during the Warranty Period such Products shall conform to their published product specifications. IPL agrees to repair or replace, at IPL's option, any part of a Product purchased hereunder which proves to be defective in design, material or workmanship in the course of normal intended use during the Warranty Period. This warranty shall not apply to used or refurbished Products.

      11.2. The above warranty shall not apply to expendable components, such as but not limited to, fuses and bulbs, not shall IPL have any obligation under this Agreement to make repairs or replacements which are required by normal wear and tear, or result in whole or in part from catastrophe, fault or negligence of Andataco, or from improper or unauthorized use of the Product or use of the Product in a manner for which it was not designed, or by causes external to the Product, such as but not limited, to power failure or air conditioning failure.

      11.3. This limited warranty shall not apply to any Products sold or transferred outside the United States (unless otherwise agreed in writing by IPL), or to Products sold by parties other than Andataco.

      11.4. IPL does not warrant that the Products will perform in combination with devices or products not purchased from IPL, including but not limited to products designed and manufactured by Andataco nor will IPL be responsible for defects resulting from improper maintenance, modification or misuse.

      11.5. In the event that Andataco believes that any Products are defective under 11.1 above, the Products shall at IPL's option, either (i) be returned by Andataco, transportation and insurance prepaid to IPL's designated facility for examination and testing or (ii) be repaired by IPL and an End User site, or an Andataco facility. IPL shall either repair or replace any such Product found to be defective and promptly return the same to Andataco or End-User, transportation and insurance prepaid, retaining the replaced part or Product. In the event that the IPL examination and testing does not verify any such defect, then IPL shall so advise Andataco and dispose of the Product in accordance with Andataco's instructions and at Andataco's cost, and Andataco shall reimburse IPL for testing expenses incurred at IPL's then current rates. IPL shall not be deemed to have any obligation with respect to data contained in any Product placed in its possession for warranty repair purposes.

      11.6. In the event that IPL's optional ServiceONE program is chosen by Andataco as an to provide installation and/or warranty service to End Users of any Products, Andataco agrees to advise IPL in writing of the date Andataco ships the Product and the warranty option chosen, within ten (10) days from the date of shipment to OEM's End User by mailing to IPL the completed Warranty Account Registration Form ("WAR Form") in the form attached as Exhibit D. Any failure to so notify IPL may delay warranty service to the End User and shall entitle IPL to treat such failure as a breach of Andataco's obligations under this Agreement. Repaired products may consist in part of used parts which are warranted equivalent to new when used in the Products. Such warranty coverage shall be designated as local or remote depending on the location and type of Product and shall specify if the warranty is "Mail-Back Exchange" or "Depot". The End User requesting warranty or installation service must produce proof of an executed WAR Form, in order to be serviced by an IPL Customer Support Representative. An executed WAR Form shall be required for warranty coverage to End Users on Products sold to Andataco. Andataco shall maintain copies of all WAR Forms for five (5) years from the date of execution.

      11.7. THE FOREGOING WARRANTIES ARE IN LIEU OF ANY AND ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. IPL SHALL NOT BE LIABLE FOR ANY SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOST DATA OR LOST PROFITS, RESULTING FROM THE USE OF THE IPL PRODUCTS, OR CAUSED BY ANY DEFECT, FAILURE OR MALFUNCTION, WHETHER SUCH CLAIM OR SUCH DAMAGE IS BASED UPON WARRANTY, CONTRACT, NEGLIGENCE OR OTHERWISE. UNDER NO CIRCUMSTANCES SHALL IPL BE LIABLE FOR AN AMOUNT GREATER THAN THE PURCHASE PRICE OF THE PRODUCT WITH RESPECT TO WHICH SUCH CLAIM IS MADE.

Section 12.    Limitation of Liability.
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      12.1. Except as expressly provided to the contrary in this Agreement, IPL shall not be liable for any loss or damage claimed to have resulted from the use of the Products or to be related in any way to their acquisition in the transaction to which this Agreement relates, regardless of the form of actions, and Andataco shall hold IPL harmless from any such claims and shall indemnify it for any expenses or cost incurred if any such claims are made.

      12.2. Neither IPL nor Andataco shall be liable to the other for damages of any kind, including incidental or consequential damages, on account of the termination or expiration of this Agreement in accordance with its terms. Neither IPL nor Andataco shall be liable to the other on account of termination or expiration of this Agreement for reimbursement or damages for the loss of good will, prospective profits, or anticipated sales, or on account of any expenditures, investment, leased or commitments made by either IPL or Andataco or for any reason whatsoever based upon or growing out of such termination or expiration.

Section 13.    Indemnification.
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      13.1. IPL shall defend any claim, suit or proceeding brought against Andataco so far as it is based on a claim that the use or transfer by Andataco or the use by its End Users of any Product delivered hereunder constitutes an infringement of any patent or copyright in the United States of America, if notified within ten (10) days after its commencement and given full authority, information and assistance for the defense of same and IPL shall pay all damages and costs awarded therein against Andataco but shall not be liable for any compromise made without its consent, provided that IPL may, at any time it is concerned over the possible outcome of such an infringement action, at its option and expense, procure for Andataco the right to continue using and transferring the Products, replace or modify the Products so that the infringement will not exist, or remove the Product involved and refund to Andataco the price thereof as depreciated or amortized by an equal annual amount over the lifetime of the Product as established by IPL.

      13.2. IPL shall have no liability to Andataco with respect to any claim of patent infringement based on the combination of any Product with equipment or devices not supplied by IPL hereunder.

      13.3. IPL shall not be liable to Andataco under any provision of this
Section 13 if any patent infringement or claim thereof is based upon the use of the Products in connection with equipment or devices not delivered by IPL, or used in a manner for which the Products were not designed. Andataco shall indemnify IPL for, and hold it harmless for any loss, cost, or expense suffered or incurred in connection with any claim, suit, or proceeding brought against IPL so far as it is based on a claim that the manufacture or sale of any Products delivered hereunder and modified or altered, combined with any equipment or device not supplied by IPL hereunder constitutes such an infringement because of such modifications, alterations or combination.


Section 14.    Trademarks.
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      14.1. Andataco shall not alter any of the IPL trademarks or symbols affixed to the Products or their packaging, nor may Andataco add any other trademark or symbol thereto. During the term of this Agreement, Andataco shall have a non-exclusive license to use IPL trademarks and symbols in connection with its marketing of IPL Products. Andataco shall follow IPL instructions with respect to the use of such trademarks and symbols and agrees to discontinue their use immediately upon termination of this Agreement.


Section 15.    Proprietary Information.
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      15.1. No Proprietary Information disclosed by either party to the other in connection with this Agreement shall be disclosed to any person or entity other than the recipient party's employees directly involved with the recipient party's use of such information who are bound by written agreement to protect the confidentiality of such information, and such information shall otherwise be protected by the recipient party from disclosure to others with the same degree of care accorded to its own similar proprietary information. Information will not be subject to this provision if it is or becomes a matter of public knowledge without the fault of the recipient party, if it was a matter of written record in the recipient party's files prior to disclosure to it by the other party, or if it was or is received by the recipient party from a third person having no obligation of confidentiality to the providing party under circumstances permitting its unrestricted disclosure by the recipient party. Upon termination or expiration of this Agreement, each party shall promptly deliver to the other all Proprietary Information of the other party in the possession or control of such party and all copies thereof. The obligations under this Section shall continue for both parties for a period of ten (10) years after delivery by IPL to Andataco of the last Products under this Agreement.

Section 16.    Cancellation and Rescheduling of Products.
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      16.1. Andataco may cancel delivery of any and all Products prior to shipment of such Products by sending written notice to IPL subject to the following terms and charges:

            (a) The charge per unit of Product shall be expressed as a percentage of the applicable unit price in effect when notice of cancellation or rescheduling is received by IPL.

            (b) Number of days prior to scheduled shipment that notice is received by IPL:

                  15 Days          No Charge
                  6-14 Days        10%
                  5 Days or Less   No Cancellation Allowed

            (c) Ten percent (10%) of the units scheduled for a particular shipment date may be rescheduled by up to sixty (60) days, provided that IPL receives written notice fifteen (15) days or more prior to a scheduled shipment date. No order or any portion thereof may be rescheduled more than one time. Any reschedule of greater than ten percent (10%) of an order and any subsequent reschedule of an order which has already been rescheduled shall be subject to the cancellation charges specified in Section 16(b) above.

      16.2. The parties agree that the above charges and terms are fair and reasonable as cancellation charges, and Andataco agrees to pay IPL's invoice for such charges in accordance with the IPL payment terms specified in Section 6.1 herein.

Section 17.    Early Termination By IPL.
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      17.1. IPL may terminate this Agreement prior to the expiration of its term, upon written notice to Andataco, in the event of any one of the following conditions:

            (a) Any significant change in ownership and/or control of Andataco, which in the sole opinion of IPL is likely to affect adversely future sales of the Products;

            (b)   If Andataco is declared insolvent;

            (c)   If IPL is unable for whatever reason to deliver Products;

            (d) If Andataco does not make timely payments to IPL, within thirty (30) days of written demand by IPL.

Section 18.    Termination by Either Party.
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      18.1. In addition to the rights provided above, either party shall have the right to terminate this Agreement prior to the expiration of its term upon written notice to the other party:

            (a) in the event that the other party goes into liquidation, voluntary or otherwise, or goes into bankruptcy, or makes an assignment for the benefit of creditors, or in the event or a receiver being appointed for its property or of any part thereof; or

            (b) If either party shall commit any material breach of this Agreement which has not been remedied within thirty (30) days after written notice thereof has given by the other party; or

            (c) If either party undergoes a change of ownership or control which results in it directly or indirectly becoming owned or controlled by a competitor of the other party, to which said other party objects within thirty (30) days of learning of such a change.

            (d) For any reason, following thirty (30) days written notice to the other party.


Section 19.    Rights and Obligations Upon Expiration or Termination.
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      19.1. Upon the expiration or early termination of this Agreement, Andataco shall cease representing itself as an authorized OEM of IPL Products and shall promptly return to IPL all pricing information, customer information, catalogues, literature and other documents and/or materials relating to the Products. The expiration of this Agreement shall not give rise to the payment of any indemnity whatsoever by either party to the other.

      19.2. In addition to those provisions which by their terms survive, the following provisions shall survive expiration or termination of this Agreement:
7.1; 11.8; 12; 16.1; 19.1; and 26.

Section 20.    Export Regulations.
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      20.1. The Products and Spares are subject to U.S. law and regulations governing their export to other countries. Andataco agrees that it shall be solely responsible for ensuring that any such exports are in full compliance with such all applicable U.S. export laws and regulations. This provision shall survive any termination or expiration of this Agreement.

Section 21.    Notices.
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      21.1. Unless otherwise agreed to by the parties, all notices required under the Agreement shall be made by certified mail return receipt requested, and all notices shall be addressed to the attention of the party executing this Agreement or his or her successor at the address set forth at the beginning of this Agreement. Either party may, upon written notice to the other party, designate a different individual and/or address for the receipt of notices.

Section 22.    Successors; Non-Assignment.
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      22.1. All the terms, provisions and conditions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their representatives, heirs, successors, trustees, transferees, lawful assigns and legal representatives. Neither this Agreement, nor any right granted herein, is assignable by Andataco without the prior written consent of IPL which consent shall not be unreasonably withheld. Any attempt by Andataco to assign any said rights, or to delegate the duties or obligations imposed on Andataco by this Agreement without IPL's prior written consent shall be void.

Section 23.    General Status of The Parties.
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      23.1. The relationship of the parties under this Agreement shall be and at all times remain one of independent contractors. Andataco is not an employee, agent or legal representative of IPL and shall have no authority to assume or create obligations on IPL's behalf with respect to the Products or otherwise, except as may be provided from time to time by written instruments signed by both parties. This Agreement creates no relationship or partnership, limited partnership or agency between the parties and the parties hereby acknowledge no other facts or relations exist that would create any such relationship between them.

Section 24.    Entire Agreement.
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      24.1. This Agreement constitutes the entire Agreement between IPL and Andataco and shall not be amended, altered or changed except by a written agreement signed by the parties hereto. Any terms and conditions in any purchase order or other instrument issued by Andataco or End User in connection with this Agreement which are in addition to or inconsistent with the terms and conditions of this Agreement shall not be binding on IPL. Andataco acknowledges that it is not entering into this Agreement on the basis of any representations not expressly contained herein.

Section 25.    Waivers.
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      25.1. No delay or omission on the part of either party to this Agreement in requiring performance by the other party hereunder, or in exercising any right hereunder, shall operate as a waiver or any provision hereof or of any right or rights hereunder; and the waiver or omission or delay in requiring performance or exercising any right hereunder on one occasion shall not be construed as a bar to or waiver of such performance or right, or of any right or remedy under this Agreement, on any future occasion.

Section 26.    Governing Law.
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      26.1. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts. The parties agree that any legal action arising out of or in connection with this Agreement shall be brought in the courts of the County of Middlesex, Massachusetts, of the U.S. Federal Court for the District of Massachusetts, and the parties irrevocably submit for all purposes to the jurisdiction of each such court.

Section 27.    Force Majeure.
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      27.1. Neither IPL nor Andataco shall be liable in any respect for failures to perform, or delays in performing, hereunder where such failure or delay shall have been due wholly or in part to unforeseen circumstances or causes beyond the reasonable control of IPL or Andataco, as the case may be, including but not limited to acts of God, acts of civil or military authority, fires, floods, epidemics, quarantine restrictions, war, riots, strikes, lock-outs, accidents to machinery or delays in transportation.

      EXECUTED under seal as of the date first above written.

ANDATACO                                      IPL SYSTEMS, INC.


By: /s/  W. David Sykes                       By: /s/ Ronald J. Gellert
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Typed Name: W. David Sykes                    Typed Name: Ronald J. Gellert
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Title: President                              Title: President & CEO
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